Exhibit 99.1

TAX CERTIFICATION AGENCY AGREEMENT

Among

SANTANDER US DEBT, S.A. UNIPERSONAL
as Issuer

BANCO SANTANDER, S.A.
as Guarantor

ACUPAY SYSTEM LLC
as Tax Certification Agent

and

THE BANK OF NEW YORK MELLON
as Trustee, Paying Agent and Calculation Agent
under a certain Indenture referred to herein
(solely with respect to Clause 7 hereof)

March 29, 2011

THIS  TAX CERTIFICATION AGENCY AGREEMENT (the Agreement) is made on March 29, 2011

AMONG:

(1)	SANTANDER US DEBT, S.A. UNIPERSONAL, a corporation incorporated with limited liability in Spain (the Issuer);

(2)	BANCO SANTANDER, S.A., a corporation incorporated with limited liability in Spain (the Guarantor);

(3)
ACUPAY SYSTEM LLC, a New York limited liability company operating through its principal office in New York, USA and also through a branch office in London, UK (the Tax Certification Agent or Acupay); and

(4)
THE BANK OF NEW YORK MELLON, a New York banking corporation duly organized and existing under the laws of the State of New York, having its Corporate Trust Office located at 101 Barclay Street, New York, NY 10286.

WHEREAS:

(A)
The Issuer and the Guarantor have filed a shelf registration statement on Form F-3 with the U.S. Securities and Exchange Commission on March 29, 2011, pursuant to which the Issuer may, from time to time, issue senior unsubordinated notes, in one or more series, guaranteed by the Guarantor (the Notes) under an indenture dated as of March 29, 2011 (the Indenture) among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee, paying agent and calculation agent (the Trustee). The Notes, of any series, will be issued pursuant to the resolution adopted by the sole shareholder of the Issuer and the board of directors of the Issuer, and by virtue of a public deed of issuance executed and registered with the Mercantile Registry of Madrid (a Public Deed of Issuance).

(B)	The Notes will be unconditionally guaranteed as to payment of principal and interest by the Guarantor.

(C)
The Issuer and Guarantor wish to appoint the Tax Certification Agent to act as such for future issuances of Notes or other debt securities under the Indenture that may become subject to this Agreement pursuant to Section 2(c) hereof upon the terms and subject to the conditions set forth herein.

(D)
All things have been, and will be, done necessary to make the Guarantees, as executed and delivered by the Guarantor, the legal, valid and binding obligation of the Guarantor, and to constitute hereby valid agreements according to their terms.

(E)
All things have been, and will be, done necessary to make the Notes, as executed and delivered by the Issuer and authenticated and delivered as provided in the Indenture, the legal, valid and binding obligations of the Issuer, and to constitute thereby a valid agreements according to their terms.

(F)           The Trustee is a party to this Agreement solely with respect to Clause 7 hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

Terms used but not defined herein shall bear the meanings ascribed to them in the Indenture.

2.	APPOINTMENT OF THE TAX CERTIFICATION AGENT

(a)
The Tax Certification Agent and any successor of such agent appointed in accordance with Clause 4 hereof are herein referred to as if appointed hereunder.  The Tax Certification Agent shall have the powers and authority granted to and conferred upon the Tax Certification Agent in this Agreement and such further powers and authority to act on behalf of the Issuer and Guarantor as may be mutually agreed upon in writing by the Issuer, the Guarantor and the Tax Certification Agent.  All of the terms and provisions with respect to such powers and authority contained in the Notes and the Indenture are and will be, as the case may be, subject to and governed by the terms and provisions hereof.  Subject to the terms hereof, the Issuer and the Guarantor may appoint the Tax Certification Agent as agent for the purpose of (i) performing the duties specified in this Agreement (including the annexes to the relevant Letter of Appointment (as defined below), which, except as otherwise provided herein, shall be substantially in the form of Annexes A, B and C hereto) and (ii) in connection therewith, liaising with DTC, Euroclear and the participants of DTC and Euroclear in the manner envisaged by the procedures arranged from time to time by the Tax Certification Agent, DTC and Euroclear (the Procedures).

(b)
Unless any appointment is terminated earlier in accordance with this Agreement, the term of each such appointment shall continue until the date on which no Note remains outstanding provided that the reporting and support services to be provided by the Tax Certification Agent will continue to be delivered until January 31st of the year following that on which the last Note ceases to be outstanding. The Tax Certification Agent will be responsible for supplying the Issuer’s and the Guarantor’s tax experts with all reasonable support (including all appropriate computerized data files) to permit the Issuer or the Guarantor, as the case may be, to make its annual information returns with respect to interest payments on the Notes and OID income paid (if any) (collectively, the Payments), as such annual information returns must be submitted to the Spanish tax authorities during the month of January of each year with respect to Payments made during the previous calendar year.

(c)
The appointment of the Tax Certification Agent in respect of any Notes that may be issued by the Issuer from time to time shall be made pursuant to a letter of appointment substantially in the form of Annex D hereto (the Letter of Appointment) which shall identify the fees payable and the period of appointment and shall become effective when countersigned by the Tax Certification Agent. Each such Letter of Appointment shall be subject in all respects to this Agreement.

3.	CONDITIONS OF THE TAX CERTIFICATION AGENT’S OBLIGATIONS

The Tax Certification Agent accepts its obligations herein, including the following provisions expressed to be applicable to it, to all of which the Issuer and the Guarantor agree:

(a)	Compensation and Liability of the Tax Certification Agent; Indemnity

The compensation to be paid to the Tax Certification Agent to act as the agent of the Issuer and of the Guarantor in relation to the services set forth in each relevant Letter of Appointment with respect to the Notes has been separately agreed between them.  The Issuer hereby agrees to indemnify the Tax Certification Agent, for, and to hold it harmless against, any loss, liability, action, suit, judgment, demand, damage, cost or expense, including claims for the payment of interest, or the loss of the use of funds withheld with respect to any payment, advertising, telex and postage expenses, properly incurred without negligence, wilful deceit or bad faith on its part arising out of or that are in any way related to this Agreement or any Note in connection with its acting as Tax Certification Agent hereunder and the performance of the duties set forth in this Agreement (including under the Annexes to the relevant Letter of Appointment).  The Tax Certification Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered in reliance upon any notice, direction, consent, certificate, affidavit, statement, telex, electronic file, electronic report, facsimile or other paper or document reasonably believed, in good faith and without negligence, to be genuine and to have been presented, signed or sent by the Trustee or paying agent under the Indenture (the Paying Agent), Beneficial Owners (as defined below), their custodians, clearing systems and clearing system participants, and any Authorized Representative of the Issuer or the Guarantor.  In case any action shall be brought against the Tax Certification Agent in respect of which recovery may be sought from the Issuer under this Clause 3(a), the Tax Certification Agent shall promptly notify the Issuer in writing.  In no case shall the Issuer be liable under this indemnity with respect to any claim against the Tax Certification Agent unless the Issuer shall be so notified by the Tax Certification Agent in accordance with Clause 5 hereof of the written assertion of a claim against the Tax Certification Agent or of any other action commenced against it, promptly after the Tax Certification Agent shall have received any such written assertion or notice of commencement of action.  The Issuer may participate at its own expense in the defense of any action, and if the Issuer so elects, the Issuer may assume the defense of any pending or threatened action against the Tax Certification Agent in respect of which indemnification may be sought hereunder, in which case the Issuer shall not thereafter be responsible for the subsequently incurred fees and disbursements of legal counsel for the Tax Certification Agent under this Clause 3(a) so long as the Issuer shall retain counsel reasonably satisfactory to the Tax Certification Agent to defend such suit; provided however, that the Issuer shall not be entitled to assume the defense of any such action if the named parties to such action include the Issuer and/or the Guarantor and the Tax Certification Agent and representation of these parties by the same legal counsel would, in the written opinion of the Tax Certification Agent’s counsel, be inappropriate due to actual or potential conflicting interests between the Issuer and/or the Guarantor and the Tax Certification Agent.  The Tax Certification Agent understands and agrees that the Issuer shall not be liable under this Clause 3(a) for the fees and expenses of more than one legal counsel to the Tax Certification Agent. In the event that the Issuer does not meet its obligations under this Clause 3(a), the Guarantor agrees to pay, reimburse or indemnify the Tax Certification Agent in the manner set forth in this Clause 3(a), to perform the duties of the Issuer under this Clause

3(a) and to assume the rights of the Issuer hereunder.  The obligations of the Issuer and the Guarantor under this Clause 3(a) shall survive payment of the Notes, the resignation or removal of the Tax Certification Agent or the termination of this Agreement.

(b)	Agent of Issuer and the Guarantor only

In acting under this Agreement and in connection with the Notes, the Tax Certification Agent is acting solely as an agent of the Issuer and the Guarantor and does not assume any obligation towards or relationship of agency or trust for or with any of the owners or holders of the Notes. For the avoidance of doubt, the Trustee, Paying Agent and Calculation Agent shall have no agency relationship with the Tax Certification Agent whatsoever.

(c)	Use of Information

Subject to any applicable provisions of law, each of the Issuer and Guarantor agrees (i) that information collected by Acupay pursuant to this Agreement and provided by Acupay to the Issuer and/or the Guarantor will, to the extent not available to the Issuer and/or the Guarantor other than as provided by Acupay to the Issuer and/or the Guarantor, only be used by the Issuer and/or the Guarantor for the purpose of enabling the Issuer or the Guarantor, as the case may be, to make information returns with respect to Payments on the Notes to the Spanish tax authorities and (ii) not to disclose any such information to third parties except where necessary to enable the Issuer or the Guarantor, as the case may be, to make the information returns described in (i) above.

(d)	Reliance on Legal Advice

The Tax Certification Agent may consult with counsel satisfactory to it and any written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and without negligence and in accordance with such advice or opinion.

(e)	Acquisition of Interests in Notes by the Tax Certification Agent

The Tax Certification Agent in its individual capacity or any other capacity, may become the owner of, or acquire any interest in, any Notes or other obligations of the Issuer or the Guarantor with the same rights that it would have if it were not such Tax Certification Agent, and may engage or be interested in any financial or other transaction with the Issuer or the Guarantor, and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or other obligations of the Issuer or the Guarantor, as freely as if it was not such Tax Certification Agent.

(f)	Recitals

The recitals contained in this Agreement shall be taken as the statements of the Issuer and the Guarantor, and the Tax Certification Agent does not assume any responsibility for the correctness of the same.  The Tax Certification Agent does not make any representation (other than with respect to itself) as to the validity or sufficiency of this Agreement or the Notes, except for the Tax Certification Agent’s due authorization, execution and delivery of this Agreement.  The Tax Certification Agent shall not be accountable for the use or application by the Issuer, the Guarantor or the Paying Agent of any of the Notes, the proceeds thereof or any amounts of tax withheld therefrom.

(g)	No Implied Duties

The Tax Certification Agent and its members, officers, employees, agents and affiliates shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement (including the Annexes to the relevant Letter of Appointment), and no implied duties or obligations shall be read into this Agreement against them, provided, however, that nothing herein shall limit the obligations of the Tax Certification Agent and its members, officers, employees, agents and affiliates under any applicable law.  Nothing in this Agreement shall impose any personal liability on the Tax Certification Agent’s members, officers or employees.  Each of the Issuer and the Guarantor shall not, and shall procure that their respective agents do not, take any proceedings, or assert or seek to assert any claim, against any member, officer, employee, agent or affiliate of the Tax Certification Agent in respect of any claim which it might have against the Tax Certification Agent under this Agreement or otherwise.  Each of the Issuer and the Guarantor hereby agrees that any member, officer, employee, agent or affiliate of the Tax Certification Agent may enforce this provision.

(h)	Additional Provisions

(i)
the Tax Certification Agent hereby undertakes in favour of each of the Issuer and the Guarantor to act honestly and in good faith and to exercise the diligence of a reasonably prudent expert in comparable circumstances in the fulfilment and/or exercise of its duties and obligations hereunder (including under the Annexes to the relevant Letter of Appointment);

(ii)
the Tax Certification Agent shall not expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement (including under the Annexes to the relevant Letter of Appointment) save where the same arises as a result of its negligence, misfeasance, breach of duty or wilful default;

(iii)
the Tax Certification Agent shall not have any liability in respect of or arising from making the determinations or exercising any of the powers or performing any of the duties provided for in this Agreement (including under the Annexes to the relevant Letter of Appointment) or any matter relating to such determinations, powers or duties (including, without limitation, any payment made or not made to any person), other than as a direct consequence of its own wilful default , misfeasance, breach of duty or negligence;

(iv)
the Tax Certification Agent shall not be responsible for, or chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between the Issuer and/or the Guarantor and any other party;

(v)
the Tax Certification Agent may (without any responsibility for any resulting loss) rely on any electronic or written communication, data, certificate, confirmation, legal opinion or other electronic or written document received or obtained by it in the course of performing its obligations under this Agreement and believed by it to be genuine and correct and to have been submitted by, or with the authority of, the proper person; and any statement made to it in the course of, and as part of, performing its obligations under this Agreement by any person or a director, officer, partner or employee of any person or other entity regarding any matters which may reasonably be assumed to be within the maker’s knowledge or within the maker’s power to verify;

(vi)
the Tax Certification Agent may obtain and pay for such other expert advice or services (in addition to legal advice) as it may reasonably consider necessary in relation to this Agreement, may rely on the opinion of or advice obtained from any such other expert of good repute and shall incur no liability and shall be fully protected in acting in good faith in accordance with such opinion or advice;

(vii)
any opinion, advice or information on which the Tax Certification Agent may rely or intend to rely may be sent or communicated by email or written letter or facsimile transmission.  The Tax Certification Agent shall not be liable for acting properly and in accordance with this Agreement on any opinion, advice or information which is so conveyed, even if the opinion, advice or information contains some error of which it is not aware or which is not manifest;

(viii)
the Tax Certification Agent may refrain from doing anything which would or might in its opinion be contrary to any law or any directive or regulation of or having the force of law to which it is subject or which would or might otherwise render it liable to any person and may do anything which is, in its reasonable opinion, necessary to comply with such law, directive or regulation;

(ix)
whenever the Tax Certification Agent may, in the performance of its duties under this Agreement, consider it desirable that any matter be established by the Issuer and/or the Guarantor prior to taking or suffering any action, the matter may be deemed to be conclusively established by a certificate signed by the Issuer and/or the Guarantor and delivered to it and the certificate shall be a full authorization to the Tax Certification Agent for any action taken or suffered in good faith by it in reliance on it; and

(x)
the Tax Certification Agent shall be protected and shall incur no liability in respect of any action taken, omitted or suffered without negligence, wilful deceit or bad faith in reliance on (A) any instruction from the Issuer and/or the Guarantor, (B) any certifications or reports submitted by any relevant clearing system or participant of such clearing system provided that the Tax Certification Agent complies with its duties identified in this Agreement (including under the Annexes to the relevant Letter of Appointment) or (C) any document which it reasonably believes to be genuine and to have been delivered by the proper party or on written instructions from the Issuer and/or the Guarantor.

4.	RESIGNATION AND APPOINTMENT OF SUCCESSOR; MAINTENANCE OF OFFICE OR AGENCY FOR CERTAIN PURPOSES

4.1	Maintenance of Office or Agency

The Issuer and the Guarantor agree, for the benefit of the holders from time to time of the Notes, that, subject as provided in paragraph 3(a), there shall at all times be a Tax Certification Agent hereunder.

4.2	Resignation or Removal of Tax Certification Agent

The Tax Certification Agent may at any time resign by giving written notice of its resignation to the Issuer and the Guarantor and specifying the date on which its resignation shall become effective; provided that such date shall be at least 90 days after the date on which such notice is given unless the Issuer and the Guarantor agree to accept shorter notice.  Upon receiving such notice of resignation, the Issuer and the Guarantor, if they so desire, shall promptly appoint a successor agent by written instrument in duplicate signed on behalf of the Issuer and the Guarantor, one copy of which shall be delivered to the resigning agent and one copy to the successor agent (if any).  Such resignation shall become effective upon the earlier of (a) the effective date of such resignation or (b) the acceptance of appointment by the successor agent (if any) as provided in Clause 4.3.  The Issuer and the Guarantor may, at any time and for any reason, remove the Tax Certification Agent and, if they so desire, appoint a successor agent by written instrument in duplicate signed on behalf of the Issuer and the Guarantor, one copy of which shall be delivered to the agent being removed and the successor agent (if any).  Any removal of the Tax Certification Agent and any appointment of a successor agent (if any) shall become effective upon the date specified by the Issuer and the Guarantor in the written instrument described in the preceding sentence, provided that such date shall be at least 45 days after the date on which such notice is given unless the Tax Certification Agent agrees to accept shorter notice.  Upon its resignation or removal, the Tax Certification Agent shall be entitled to the payment by the Issuer of its compensation for the services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder.  If the Issuer does not meet its aforesaid payment obligation set forth in this Clause 4.2, the Guarantor agrees to make such payment to the resigning Tax Certification Agent.

4.3	Successors of Tax Certification Agent

Any successor tax certification agent appointed as provided in Clause 4.2 shall execute and deliver to its predecessor and to the Issuer and the Guarantor an instrument accepting such appointment hereunder, and thereupon such successor tax certification agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of its predecessor hereunder, with like effect as if originally named as such tax certification agent hereunder, and such predecessor, upon payment of its compensation and out-of-pocket expenses owing pursuant hereto then unpaid, shall deliver over to such successor agent all electronic or written data concerning the subject matter of this Agreement at the time held by it hereunder.

4.4	Merger or Consolidation of Tax Certification Agent

Any corporation into which the Tax Certification Agent may be merged or converted or any corporation with which such Tax Certification Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which such Tax Certification Agent shall be a party or any corporation succeeding to the corporate trust business of such Tax Certification Agent shall be the successor to such Tax Certification Agent hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto.

5.	NOTICES TO TAX CERTIFICATION AGENT

All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing and delivered via courier or confirmed e-mail or telecopied and confirmed to:

if sent to the Tax Certification Agent:

Acupay System, LLC
28 Throgmorton Street
London EC2N 2AN

Attention: Nina Santa-Maria
Facsimile: +44 (0) 207 256 7571
E-mail: Management@Acupay.com

If sent to the Issuer or the Guarantor:

Santander US Debt, S.A. Unipersonal
Banco Santander, S.A.
Ciudad Grupo Santander
Avda. Cantabria s/n
Edificio Encinar, planta 0
28660 Boadilla del Monte
Madrid

Attention: Division Financiera
Facsimile: 34-91-257-1478
E-mail: jrebollar@gruposantander.com and joalopez@gruposantander.com

(or such other address as shall be specified in writing by the Tax Certification Agent, the Issuer, or the Guarantor to the others).

6.	COLLECTION OF SPANISH TAX FORMS AND SPANISH TAX COMPLIANCE ACTIVITIES

6.1	Agreed Procedures

The Tax Certification Agent shall collect certain Spanish tax information with respect to owners of a beneficial interest in the Notes (each, a Beneficial Owner) pursuant to and in accordance with, and shall otherwise perform, the Procedures to be performed by it and set forth in this Agreement (including under the Annexes to the relevant Letter of Appointment).  In addition, the Tax Certification Agent agrees with the Issuer and the Guarantor that it will perform the following additional services:

(a)
supply the Tax Department of the Issuer or Guarantor with all appropriate computer readable files containing the data submitted by clearing system participants pursuant to the Annexes to the relevant Letter of Appointment.  These computer readable data files will be submitted to the Issuer or Guarantor on such dates as may be requested by its tax specialists, but no more often than once per Interest Payment Date;

(b)
maintain back-up copies in both New York and London of all paper and electronic materials received by it in its capacity as the Tax Certification Agent under this Agreement. All such copies will be retained by the Tax Certification Agent until the later of five years after the date hereof and five years following the final maturity or redemption of the Notes, provided however that in the event that the Issuer or the Guarantor notifies Acupay in writing that it is the subject of a tax audit, Acupay shall maintain such duplicate back-up copies until the relevant statute of limitations applicable to any tax year subject to audit expires;

(c)
maintain back-up copies in both New York and London of all written and electronic materials submitted by it to the Issuer or to the Guarantor.  All such copies will be retained by the Tax Certification Agent until the later of five years after the date hereof and five years following the final maturity or redemption of the Notes, provided however that in the event that the Issuer or the Guarantor notifies Acupay in writing that it is the subject of a tax audit, Acupay shall maintain such duplicate back-up copies until the relevant statute of limitations applicable to any tax year subject to audit expires; and

(d)
with respect to the Notes, the Tax Certification Agent will provide the Guarantor and its tax and legal counsel, and holders of the Notes, with all reasonable support, explanations and “back-up” as they may require with respect to Procedures set out in the Annexes to the relevant Letter of Appointment and compliance with Additional Provision Two of Spanish Law 13/1985 (as amended by Laws 19/2003, 23/2005 and 4/2008), Royal Decree 1065/2007 and Section 59.s) of the Corporate Income Tax Regulation approved by Royal Decree 1777/2004 of July 30, 2004. Such support will be provided by the Tax Certification Agent with respect to the Notes until January 31st of the year following that on which the last Note ceases to be outstanding.

6.2	Liability of Tax Certification Agent; Indemnity

The Tax Certification Agent hereby agrees to indemnify the Issuer and the Guarantor for, and to hold them harmless against, any loss, liability, action, suit, judgment, demand, damage, cost or expense, including claims for the payment of interest or the loss of the use of funds withheld with respect to any interest payment, advertising, telex and postage expenses, properly incurred without negligence, wilful deceit or bad faith on their part arising out of, or in connection with, the negligence, wilful deceit or bad faith of the Tax Certification Agent in performing its obligations under this Agreement.  The Issuer and the Guarantor shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered in reliance upon any notice, direction, consent, certificate, affidavit, statement, telex, facsimile or other paper or document reasonable believed, in good faith and without negligence, to be genuine and to have been presented, signed or sent by the Trustee, the Paying Agent, Beneficial Owners, their custodians, clearing systems and clearing system participants, and an Authorised Representative of the Tax Certification Agent.  In case any action shall be brought against the Issuer and/or the Guarantor in respect of which recovery may be sought from the Tax Certification Agent under this Clause 6.2, the Issuer and/or the Guarantor shall promptly notify the Tax Certification Agent in writing.  In no case shall the Tax Certification Agent be liable under this indemnity with respect to any claim against the Issuer and/or the Guarantor unless the Tax Certification Agent shall be so notified by the Issuer and/or the Guarantor in accordance with Clause 5 hereof of the written assertion of a claim against the Issuer and/or the Guarantor or of any other action commenced against the Issuer and/or the Guarantor, promptly after the Issuer and/or the Guarantor shall have received any such written assertion or notice of commencement of action.  The Tax Certification Agent may participate at its own expense in the defense of any action, and if the Tax Certification Agent so elects, the Tax Certification Agent may assume the defense of any pending or threatened action against the Issuer and/or the Guarantor in respect of which indemnification may be sought hereunder, in which case the Tax Certification Agent shall not thereafter be responsible for the subsequently incurred fees and disbursements of legal counsel for the Issuer and/or the Guarantor under this paragraph so long as the Tax Certification Agent shall retain counsel reasonably satisfactory to the Issuer and/or the Guarantor to defend such suit;

provided however, that the Tax Certification Agent shall not be entitled to assume the defense of any such action if the named parties to such action include the Tax Certification Agent and the Issuer and/or the Guarantor and representation of these parties by the same legal counsel would, in the written opinion of the Issuer’s and/or the Guarantor’s counsel, be inappropriate due to actual or potential conflicting interest between the Tax Certification Agent and the Issuer and/or the Guarantor.  The Issuer and the Guarantor understand and agree that the Tax Certification Agent shall not be liable under this Clause 6.2 for the fees and expenses of more than one legal counsel to the Issuer and/or the Guarantor.  The obligations of the Tax Certification Agent under this Clause 6.2 shall survive payment of the Notes, the resignation or removal of the Tax Certification Agent or the termination of this Agreement.

7.	DUTIES OF THE TRUSTEE; FAX/E-MAIL INDEMNITY AND AMENDMENTS

7.1	Duties of the Trustee

The Trustee agrees to perform only those duties specified to be performed by it in its capacity as Paying Agent and Calculation Agent in Annexes A and B hereto and the Annexes set forth in the relevant Letter of Appointment(s) pursuant to this Agreement. The Bank of New York Mellon acting hereunder as Trustee, Registrar, Paying Agent and Calculation Agent, shall be able to conclusively rely on any and all information it receives from the Tax Certification Agent. When the Trustee, Paying Agent and the Calculation Agent act hereunder they shall be fully indemnified by the Issuer and the Guarantor to the full extent set forth in the Indenture as if such indemnification provisions were fully set forth herein.

7.2	Fax/E-mail Indemnity

In no event, shall The Bank of New York Mellon acting hereunder as Trustee, Registrar, Paying Agent and Calculation Agent, be liable for any and all claims, losses, liabilities, damages, costs, expenses and judgements (including legal fees and expenses) sustained by a party to this Agreement arising to it from receiving or transmitting any data from the Issuer, the Guarantor or an Authorised Person (as defined below) via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or email.

The Issuer and the Guarantor accept that some methods of communication are not secure, and The Bank of New York Mellon acting hereunder as Trustee, Registrar, Paying Agent and Calculation Agent, shall incur no liability for receiving Instructions (as defined below) via any such non-secure method. The Bank of New York Mellon acting hereunder as Trustee, Registrar, Paying Agent and Calculation Agent, is authorised to comply with and rely upon any such notice, Instructions or other communications believed by it to have been sent by an Authorised Person.  The Issuer and the Guarantor shall use reasonable endeavours to ensure that Instructions transmitted to The Bank of New York Mellon acting hereunder as Trustee, Registrar, Paying Agent and Calculation Agent, pursuant to this Agreement are complete and correct.  Any Instructions shall be conclusively deemed to be valid instructions from the Issuer or the Guarantor, as the case may be, to The Bank of New York Mellon acting hereunder as Trustee, Registrar, Paying Agent and Calculation Agent, for the purposes of this Agreement.

For the purposes of this Clause 7.2, Authorised Person means any person who is designated in writing by the Issuer or the Guarantor from time to time to give Instructions to The Bank of New York Mellon acting hereunder as Trustee, Registrar, Paying Agent and Calculation Agent, under the terms of this Agreement.

For the purposes of this Clause 7.2, Instructions means any written notices, written directions or written instructions received by The Bank of New York Mellon acting hereunder as Trustee, Registrar, Paying Agent and Calculation Agent, in accordance with the provisions of this Agreement from an Authorised Person or from a person reasonably believed by the Bank of New York Mellon acting hereunder as Trustee, Registrar, Paying Agent and Calculation Agent, to be an Authorized Person

7.3	Amendments

Any term of this Agreement may be amended or waived only by the written agreement of the parties. Notwithstanding the preceding sentence, from time to time the Tax Certification Agent may propose additional or amended Procedures with a view to the efficient performance of its duties set out in or pursuant to this Agreement (including Annexes A, B and C hereto and the Annexes to the relevant Letter(s) of Appointment or to comply with changes in applicable law or regulations, or binding administrative interpretations thereof).  The Issuer and the Guarantor each agrees to review and, if considered appropriate by them, approve such additional or amended Procedures from time to time as requested by the Tax Certification Agent.

7.4	Amendments Affecting Duties of the Trustee

No amendment which imposes additional duties on the Trustee or otherwise adversely affects the Trustee in any manner whatsoever (including any amendment to Annexes A and B hereof or as such Annexes may be amended in the relevant Letter of Appointment(s)) shall be made without the written consent of the Trustee, but otherwise the written consent of the Trustee shall not be required.  The Issuer or the Guarantor shall promptly provide the Trustee with copies of all amendments relating to this Agreement, including any Letter(s) of Appointment pursuant hereto, whether or not the Trustee is required to execute such amendments.

8.	GOVERNING LAW; AUTHORIZED AGENT; SUBMISSION TO JURISDICTION

8.1	Governing Law

This Agreement shall be governed by, and shall be construed in accordance with, the law of the State of New York.

8.2	Authorized Agent

Each of the Issuer and Guarantor irrevocably agrees that any legal suit, action or proceeding against it brought hereunder may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, New York, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  The Issuer and the Guarantor have appointed Banco Santander, S.A., New York Branch, as its authorized agent (the Authorized Agent) upon which process may be served in any such action arising hereunder which may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, New York, expressly consents to the jurisdiction of any such court in respect of any such action, and, to the fullest extent permitted by law, waives any other requirements of or objections to personal jurisdiction with respect thereto.  Such appointment shall be irrevocable.  The Issuer and the Guarantor represent and warrant that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer and the

Guarantor agree to take any and all action, including the filing of any and all documents, that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent and written notice of such service to the Issuer and the Guarantor shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantor.  To the extent that the Issuer or the Guarantor may be entitled in any jurisdiction in which judicial proceedings may at any time be commenced hereunder, to claim for itself or its revenues or assets any immunity from suit, jurisdiction, attachment in aid or execution of a judgment or prior to a judgment, execution of a judgment or any other legal process with respect to its obligations hereunder and to the extent that in any such jurisdiction there may be attributed to the Issuer or the Guarantor such an immunity (whether or not claimed), the Issuer and the Guarantor hereby irrevocably agree not to claim and irrevocably waive, such immunity to the maximum extent permitted by law.

8.3	Submission to Jurisdiction

The parties to this Agreement agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court.

9.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIGNATORIES

Issuer

SANTANDER US DEBT, S.A. UNIPERSONAL

By:	/s/ José Antonio Soler
Name: José Antonio Soler
Title: Chairman

Guarantor

BANCO SANTANDER, S.A.

By:	/s/ José Antonio Soler
Name: José Antonio Soler
Title: Senior Vice President

Tax Certification Agent

ACUPAY SYSTEM, LLC

By:	/s/ Robert C. Apfel
Name: Robert C. Apfel
Title: President

Trustee, Paying Agent and Calculation Agent
(solely with respect to Clause 7 hereof)

THE BANK OF NEW YORK MELLON

By:	/s/ Paul Cattermole
Name: Paul Cattermole
Title: Vice President

ANNEX A

SPANISH WITHHOLDING TAX DOCUMENTATION PROCEDURES FOR NOTES
HELD THROUGH AN ACCOUNT AT DTC

Capitalized terms used but not otherwise defined in this Annex A shall have the meaning ascribed to them in the prospectus.

Article I

Immediate Refund (aka “Relief at Source”) Procedure (procedure that complies with Spanish Law 13/1985 (as amended by Laws 19/2003, 23/2005 and 4/2008), Royal Decree 1065/2007 and Section 59.s) of the Corporate Income Tax Regulation approved by Royal Decree 1777/2004 of July 30, 2004

A.	DTC Participant Submission and Maintenance of Beneficial Owner Information

1.      At least five New York Business Days prior to each Record Date preceding an Interest Payment Date, the issuer shall provide an issuer announcement to the Paying Agent, and the Paying Agent shall, (a) provide The Depository Trust Company (“DTC”) with such issuer announcement that will form the basis for a DTC important notice (the “Important Notice”) regarding the relevant interest payment and tax relief entitlement information for the notes, (b) request DTC to post such Important Notice on its website as a means of notifying direct participants of DTC (“DTC Participants”) of the requirements described in this Annex, and (c) with respect to each series of notes confirm to Acupay the interest rate and the number of days in the relevant notes Interest Period.

2.      Beginning on the New York Business Day following each Record Date and continuing until 8:00 p.m.  New York time on the fourth New York Business Day prior to each date on which interest is payable (each such date, a “Payment Date” and such deadline, the “Standard Deadline”), each DTC Participant that is a Qualified Institution must (i) enter directly into the designated system established and maintained by Acupay (the “Acupay System”) the Beneficial Owner identity and country of tax residence information required by Spanish tax law (as set forth in Article I of Annex C) in respect of the portion of such DTC Participant’s position in the notes that is exempt from Spanish withholding tax (the “Beneficial Owner Information”) and (ii) make an election via the DTC Elective Dividend Service and the DTC Tax Relief Service (collectively “EDS/Tax Relief Service”) certifying that such portion of notes for which it submitted such Beneficial Owner Information is exempt from Spanish withholding tax (the “EDS/Tax Relief Election”).

3.      Each DTC Participant must ensure the continuing accuracy of the Beneficial Owner Information and EDS/Tax Relief Election, irrespective of any changes in, or in beneficial ownership of, such DTC Participant’s position in the notes through 8:00 p.m.  New York time on the New York Business Day immediately preceding each Payment Date by making adjustments through the Acupay System and EDS/Tax Relief Service.  All changes must be reflected, including those changes (via Acupay) which do not impact the DTC Participant’s overall position at DTC or the portion of that position at DTC as to which no Spanish withholding tax is being assessed.

B.	Tax Certificate Production and Execution

After entry of Beneficial Owner Information into the Acupay System by a DTC Participant, the Acupay System will produce completed forms of Exhibit I, Exhibit II or Exhibit III to Annex C (as required by Spanish law) (the “Interest Payment Tax Certificates”), which shall summarize the Beneficial Owner Information introduced and maintained by such DTC Participant into the Acupay System.  When any Payment Date is also a maturity date or a redemption date for any series of notes, and if the notes of

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such series were initially issued below par with an original issue discount (“OID”), a separate set of Tax Certificates (the “OID Tax Certificates” and, together with the Interest Payment Tax Certificates, the “Tax Certificates”) will be generated by the Acupay System reporting income resulting from the payment of OID at the maturity date or such earlier redemption date.  Such DTC Participant will then be required to (i) print out, (ii) review, (iii) sign and (iv) fax or send by email a PDF copy of the duly signed Tax Certificates directly to Acupay for receipt by the close of business on the Standard Deadline.  The original of each Tax Certificate must be sent to Acupay for receipt no later than the 15th calendar day of the month immediately following the Payment Date.  All Tax Certificates will be dated as of the relevant Payment Date.

NOTE: A DTC Participant that obtains favorable tax treatment through the Immediate Refund (aka “Relief at Source”) Procedure and fails to submit to Acupay the original Tax Certificates as described above may be prohibited by the issuer from using the procedure to obtain favorable tax treatment with respect to future payments.  In such event, the DTC Participant will receive the interest payment on its entire position net of the applicable withholding tax at the then-current rate, and relief will need to be obtained directly from the Spanish tax authorities by following the direct refund procedure established by Spanish tax law.

C.	Additional Acupay and DTC Procedures

1.      In addition to its other duties and obligations set forth herein, Acupay will be responsible for the following tasks (collectively, the “Acupay Verification Procedures”):

(a)      comparing the Beneficial Owner Information and Tax Certificates provided in respect of each DTC Participant’s position with the EDS/Tax Relief Elections provided by that DTC Participant in order to determine whether any discrepancies exist between such information, the corresponding EDS/Tax Relief Elections and the DTC Participant’s position in the notes at DTC;

(b)      collecting and collating all Tax Certificates received from DTC Participants;

(c)      reviewing the Beneficial Owner Information and the Tax Certificates using appropriate methodology in order to determine whether the requisite fields of Beneficial Owner Information have been supplied and that such fields of information are responsive to the requirements of such Tax Certificates in order to receive payments without Spanish withholding tax being assessed; and

(d)      liaising with the DTC Participants in order to request that such DTC Participants:

(i)      complete any missing, or correct any erroneous, Beneficial Owner Information identified pursuant to the procedures set forth in (a) and (c) above;

(ii)      correct any erroneous EDS/Tax Relief Election identified pursuant to the procedures set forth in (a) and (c) above; and

(iii)      revise any Tax Certificates identified pursuant to the procedures set forth in (a) and (c) above as containing incomplete or inaccurate information.

D.	Updating and Verification of Beneficial Owner Information

1.      By 9:30 a.m. New York time on the New York Business Day following the Standard Deadline, DTC will transmit to Acupay an “EDS Standard Cut-off Report” confirming DTC Participant positions and EDS/Tax Relief Elections as of the Standard Deadline.  By 12:00 p.m. New York time on the New York Business Day following the Standard Deadline, Acupay will transmit to DTC a provisional summary report of all Beneficial Owner Information which has been submitted through the Acupay System as of the Standard Deadline, provisionally confirmed, to the extent possible, against the information set forth in the EDS Standard Cut-off Report.  The provisional summary report shall set forth (i) the position in the notes held by each DTC Participant as of the Standard Deadline and (ii) the portion of each DTC Participant’s position in the notes in respect of which Tax Certificates have been provided to support the payment of interest without Spanish withholding tax being assessed.

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2.      DTC Participants will be required to ensure that Beneficial Owner Information entered into the Acupay System and the EDS/Tax Relief Elections are updated to reflect any changes in beneficial ownership or in such DTC Participants’ positions in the notes occurring between the Standard Deadline and 8:00 p.m. New York time on the New York Business Day immediately preceding the Payment Date.  For this purpose, EDS/Tax Relief Service will remain accessible to DTC Participants until 8:00 p.m. New York time on the New York Business Day immediately preceding the Payment Date.  In addition, Acupay will accept new or amended Beneficial Owner Information before 9:45 a.m. New York time, and DTC will accept requests for changes to EDS/Tax Relief Elections at the request of DTC Participants until 9:45 a.m. New York time on each Payment Date.

3.      Beginning at 7:45 a.m. New York time on the Payment Date, Acupay will through the Acupay Verification Procedures (as defined above) perform the final review of each DTC Participant’s Beneficial Owner Information, EDS/Tax Relief Elections and changes in DTC position since the Standard Deadline.  Based on these Acupay Verification Procedures, Acupay will (i) seek to notify any affected DTC Participant until 9:45 a.m. New York time on such Payment Date of any inconsistencies among these data, or erroneous or incomplete information provided by such DTC Participant and (ii) use its best efforts to obtain revised Beneficial Owner Information, Tax Certificates (as defined above) and/or EDS/Tax Relief Elections from any such DTC Participant as necessary to correct any inconsistencies or erroneous or incomplete information.  The failure to correct any such inconsistencies, (including the failure to fax or send PDF copies of new or amended Tax Certificates) by 9:45 a.m. New York time on the Payment Date (or if Acupay, despite its best efforts to do so, does not confirm receipt of such correction by 9:45 a.m. New York time on the Payment Date) will result in the payments in respect of the entirety of such DTC Participant’s position being made net of Spanish withholding tax.  Upon receipt of a report of EDS/Tax Relief Elections as of 9:45 a.m. New York time on the Payment Date from DTC, Acupay will then notify DTC of the final determination of which portion of each DTC Participant’s position in the notes should be paid gross of Spanish withholding tax and which portion of such position should be paid net of such tax.  Based on such Acupay determination, DTC will make adjustments to EDS/Tax Relief Service in order to reduce to zero the EDS/Tax Relief Elections received by DTC from DTC Participants as of 9:45 a.m. New York time on the relevant Payment Date, where as a result of any inconsistencies between such DTC Participant’s Beneficial Owner Information, EDS/Tax Relief Election and DTC position, the entirety of such DTC Participant position will be paid net of Spanish withholding taxes.

The adjustments described in the preceding paragraph will be made by DTC exclusively for the purposes of making payments, when applicable, net of Spanish withholding taxes and will have no impact on the EDS/Tax Relief Election made by the relevant DTC Participants as of 9:45 a.m. New York time on the relevant Payment Date.

4.      DTC will transmit a final “Report to Paying Agent” to Acupay by 10:30 a.m. New York time on each Payment Date setting forth each DTC Participant’s position in the notes as of 8:00 p.m. New York time on the New York Business Day immediately preceding each Payment Date and the portion of each such DTC Participant’s position in the notes on which interest payments should be made net of Spanish withholding tax and the portion on which interest payments should be made without Spanish withholding tax being assessed, as applicable, based on the status of the EDS/Tax Relief Elections received by DTC for each DTC Participant as of 9:45 a.m. New York time on the Payment Date and reflecting the adjustments, if any, to be made by DTC to EDS/Tax Relief Service described in paragraph D.3 above of this Article I of Annex A.

5.      Acupay shall immediately, but no later than 11:00 a.m. New York time on each Payment Date, release (through a secure data upload/download facility) PDF copies of the final Report to Paying Agent to the Paying Agent and the issuer, along with PDF copies of the related signed Tax Certificates to the issuer.

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6.      Acupay will forward original paper Tax Certificates it receives for receipt by the issuer no later than the 18th calendar day of the month immediately following each Payment Date.  Acupay shall maintain records of all Tax Certificates (and other information received through the Acupay System) for the longer of (x) five years from the date of delivery thereof or (y) five years following the final maturity or redemption of the notes, and shall, during such period, make copies of such records available to the issuer at all reasonable times upon request.  In the event that the issuer notifies Acupay in writing that it is the subject of a tax audit, Acupay shall maintain such duplicate backup copies until the relevant statute of limitations applicable to any tax year subject to audit expires.

E.	Interest Payments

1.      On or prior to each Payment Date, the issuer will transmit to the Paying Agent an amount of funds sufficient to make interest payments on the outstanding principal amount of the notes without Spanish withholding tax being assessed.

2.      By 1:00 p.m. New York time on each Payment Date, subject to receipt of funds from the issuer, the Paying Agent will (i) pay the relevant DTC Participants (through DTC) for the benefit of the relevant Beneficial Owners the interest payment gross or net of Spanish withholding tax, as set forth in the final Report to Paying Agent and (ii) promptly return the remainder of the funds to the issuer.  The transmission of such amounts shall be contemporaneously confirmed by the Paying Agent to Acupay.  The issuer has authorized the Paying Agent to rely on the final Report to Paying Agent in order to make the specified payments on each Payment Date.  Notwithstanding anything herein to the contrary, the issuer may direct the Paying Agent to make interest payments on the notes in a manner different from that set forth in the final Report to Paying Agent if the issuer (i) determines that there are any inconsistencies with the Tax Certificates provided or any information set forth therein is, to the issuer’s knowledge, inaccurate, and (ii) provides notice of such determination in writing to DTC, Acupay and the Paying Agent prior to 11:30 a.m. New York time on the relevant Payment Date along with a list of the affected DTC Participants showing the amounts to be paid to each such DTC Participant.

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Article II

Quick Refund Procedures

A.	Documentation Procedures

1.	Beneficial Owners holding through a Qualified Institution that is a DTC Participant

a.      Beginning at 9:00 a.m. New York time on the New York Business Day following each Payment Date until 5:00 p.m. New York time on the tenth calendar day of the month following the relevant Payment Date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day) (the “Quick Refund Deadline”), a DTC Participant (i) which is a Qualified Institution (ii) holds notes on behalf of Beneficial Owners entitled to exemption from Spanish withholding tax and (iii) which was paid net of Spanish withholding taxes due to a failure to comply with the Immediate Refund (aka “Relief at Source”) Procedure set forth above in Article I of this Annex A, may submit through the Acupay System new or amended Beneficial Owner Information with respect to such Beneficial Owners’ holdings.

b.      After entry of Beneficial Owner Information into the Acupay System by such DTC Participant, the Acupay System will produce completed Tax Certificates.  Such DTC Participant will then be required to (i) print out, (ii) review, (iii) sign and (iv) fax or send by email a PDF copy of the duly signed Tax Certificate directly to Acupay for receipt by Acupay no later than the Quick Refund Deadline.  Any such Tax Certificates will be dated as of the Payment Date.  The original Tax Certificates must be sent to Acupay for receipt no later than the 15th calendar day of the month immediately following the relevant Payment Date.

c.      Acupay will then conduct the Acupay Verification Procedures with respect to the Beneficial Owner Information submitted by the DTC Participants pursuant to paragraph A.1.a above of this Article II of Annex A by comparing such Beneficial Owner Information with the amount of notes entitled to the receipt of income on the Payment Date as reported to Acupay by (i) the Paying Agent, (ii) DTC, as having been held in such DTC Participant’s account, and (iii) as established by DTC EDS/Tax Relief Elections.  Until the Quick Refund Deadline, DTC Participants may revise or resubmit Beneficial Owner Information in order to cure any inconsistency identified.

d.      Acupay will collect payment instructions from DTC Participants or their designees and, no later than 12:00 p.m. New York time on the third calendar day following the Quick Refund Deadline (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day), will forward PDF copies of the verified Tax Certificates to the issuer and the payment instructions to the issuer and the Paying Agent.

2.	Beneficial Owners holding through a DTC Participant that is not a Qualified Institution

a.      Beneficial Owners entitled to receive interest payments or OID income in respect of any notes gross of any Spanish withholding taxes but who have been paid net of Spanish withholding taxes as a result of holding interests in such notes through DTC Participants who are not Qualified Institutions will be entitled to utilize the Quick Refund Procedures set forth below.

b.      Such Beneficial Owners may request from the issuer the reimbursement of the amount withheld by providing Acupay, as an agent of the issuer, with (i) documentation to confirm their securities entitlement in respect of the notes on the relevant Payment Date (which documentation must include statements from (A) DTC and (B) the relevant DTC Participant setting forth such DTC Participant’s aggregate DTC position on the Payment Date as well as the portion of such position that was paid net and gross of Spanish withholding taxes, together with an accounting record of the amounts of such position and payments which were attributable to the Beneficial Owner) and (ii) a Government Tax Residency Certificate.  Such Government Tax Residency Certificate (which will generally be valid for a period of one year after its date of issuance) together with the information regarding the securities entitlement in respect of the notes must be submitted to Acupay, acting on the

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behalf of the issuer, no later than the Quick Refund Deadline.  Acupay will collect payment instructions from DTC Participants or their designees, as the case may be, and, no later than 12:00 p.m.  New York time on the third calendar day following the Quick Refund Deadline (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day), will forward to the issuer PDF copies and originals of the Government Tax Residency Certificates, and to the issuer and the Paying Agent (x) the related payment instructions and (y) a reconciliation of such payment instructions to (1) the outstanding principal amount of notes owned through each DTC Participant as of the relevant Payment Date and (2) the outstanding principal amount of such notes on which interest was paid net of Spanish withholding tax on the relevant Payment Date.

3.	Early Redemption of the notes

In the case of early redemption, Quick Refund Procedures substantially similar to those procedures set forth in this Article II of Annex A will be made available to Beneficial Owners.  Detailed descriptions of such Quick Refund Procedures will be available upon request from Acupay in the event of such early redemption.

B.	Payment Procedures

1.      Upon receipt of the relevant Tax Certificates and Government Tax Residency Certificates together with related documentation (if any) from Acupay pursuant to the procedures in paragraph A. of this Article II, the issuer will review such Government Tax Residency Certificates together with related documentation (if any) and confirm the related payments no later than the 18th calendar day of the month following the relevant Payment Date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day).

2.      On the 19th calendar day of the month following the relevant Payment Date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day), the issuer will make payments equal to the amounts initially withheld from DTC Participants complying with the Quick Refund Procedure to the Paying Agent and the Paying Agent shall, within one New York Business Day of such date, transfer such payments to DTC Participants directly for the benefit of Beneficial Owners.

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ANNEX B

SPANISH WITHHOLDING TAX DOCUMENTATION PROCEDURES FOR NOTES HELD THROUGH AN ACCOUNT AT EUROCLEAR

Capitalized terms used but not otherwise defined in this Annex B shall have the meaning ascribed to them in the prospectus.

ARTICLE I

Immediate Refund (aka “Relief at Source”) Procedure (procedure that complies with Spanish Law 13/1985 (as amended by Laws 19/2003, 23/2005 and 4/2008), Royal Decree 1065/2007 and Section 59.s) of the Corporate Income Tax Regulation approved by Royal Decree 1777/2004 of July 30, 2004)

A.           Euroclear participant Submission and Maintenance of Beneficial Owner Information.

1.      Twenty-three Business Days prior to each Interest Payment Date the issuer shall instruct the Paying Agent and the Paying Agent shall (a) provide Euroclear and JP Morgan Chase Bank, N.A., its specialized depositary (“Specialized Depositary”), with an announcement which will form the basis for a Euroclear “DACE Notice” regarding the related interest payment and tax relief entitlement information and (b) request Euroclear to send such DACE Notice to its participants, notifying them of the requirements described below in this Article I of  this Annex B.

2.      At least 20 calendar days prior to each Interest Payment Date, Euroclear will release a DACE Notice to its participants with positions in the notes notifying them of the requirements described below in this Article I of this Annex B.

3.      Beginning at 6:00 a.m. CDET/CET time as of the first New York Business Day following the issuance of the DACE Notice and until 6:45 p.m. CDET/CET time on the New York Business Day preceding each date on which interest will be paid (each such date, a “Payment Date” or “PD”) (the “Routine Certification Deadline”), each Euroclear participant that is a Qualified Institution must enter the Beneficial Owner identity and country of tax residence information required by the Spanish tax law and set forth in Article I of Annex C in respect of the portion of its position in the notes that is exempt from Spanish withholding tax (the “Beneficial Owner Information”) directly into the system established and maintained for that purpose (the “Acupay System”) by Acupay System LLC (“Acupay”).  Each Euroclear participant must ensure that Beneficial Owner Information is accurate and that it is maintained in line with its income entitlement determined based on its holdings at the close of business in New York on the date preceding the Payment Date.  All changes in beneficial ownership must be reflected, including those changes (via Acupay), which do not impact the Euroclear participant’s overall position at Euroclear or the portion of that position at Euroclear as to which no Spanish withholding tax is required.  Beginning on the 20th New York Business Day prior to the Payment Date Euroclear will provide to Acupay via the Acupay System confirmations of securities entitlements for Euroclear participants.  Such confirmations will be kept up to date and reflective of any changes in such securities entitlements that occur through 3:45 p.m. CDET/CET time on the Payment Date.

B.           Tax Certification Production and Execution

1.      After entry of Beneficial Owner Information into the Acupay System by a Euroclear participant, the Acupay System will produce completed forms of Exhibit I, Exhibit II or Exhibit III to Annex C (as required by the Spanish law) (the “Interest Payment Tax Certificates”), which shall summarize the Beneficial Owner Information introduced by such Euroclear participant into the Acupay System.  When

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any Interest Payment Date is also the maturity date or a redemption date for the notes, and if the notes were initially issued below par with an Original Issue Discount (“OID”), a separate set of Tax Certificates (the “OID Tax Certificates” and together with the Interest Payment Tax Certificates, the “Tax Certificates”) will be generated by the Acupay System reporting income resulting from the payment of OID at Maturity or such earlier redemption date.  Such Euroclear participant will then be required to (i) print out, (ii) review, (iii) sign and (iv) fax or send by email a PDF copy of the duly signed Tax Certificates to Acupay and Euroclear for receipt by the Routine Certification Deadline.  The Euroclear participants must also send the original signed Tax Certificates to Acupay for receipt no later than the 15th calendar day of the first month following the relevant Payment Date.  All Tax Certificates will be dated as of the Payment Date.

NOTE: A Euroclear participant that obtains favorable tax treatment through the Immediate Refund (aka “Relief at Source”) Procedure and fails to submit to Acupay the original Tax Certificates as described above may be prohibited by the issuer from using the procedure to obtain favorable tax treatment for future payments.  In such event, the Euroclear participant will receive the interest payments on its entire position net of the applicable withholding tax at the then-current rate and relief will need to be obtained directly from the Spanish tax authorities by following the direct refund procedure established by Spanish tax law.

C.           Additional Acupay and Euroclear Procedures

1.      In addition to its other duties and obligations set forth herein, Acupay will be responsible for the following tasks (collectively, the “Acupay Verification Procedures”):

(a)      comparing the Beneficial Owner Information and Tax Certificates provided in respect of each Euroclear participant’s position, as confirmed by Euroclear to Acupay, with the EDS/Tax Relief Elections provided by Euroclear’s Specialized Depositary in order to determine whether any discrepancies exist between such information, the corresponding EDS/Tax Relief Elections and the Euroclear participant’s position in the notes at Euroclear;

(b)      collecting and collating all Tax Certificates received from the Euroclear participants;

(c)      reviewing the Beneficial Owner Information and the Tax Certificates using appropriate methodology in order to determine whether the requisite fields of Beneficial Owner Information have been supplied and that such fields of information are responsive to the requirements of such Tax Certificates in order to receive payments without Spanish withholding tax being assessed;

(d)      liaising with the relevant Euroclear participants in order to request that such Euroclear participants:

(i)           complete any missing or correct any erroneous Beneficial Owner Information or Tax Certificates identified pursuant to the procedures set forth in (a), (c) and (d) above;

(ii)           correct any erroneous EDS/Tax Relief Election identified pursuant to the procedures set forth in (a) and (c) above; and

(iii)           revise any Tax Certificates identified pursuant to the procedures set forth in (a) and (c) above as containing incomplete or inaccurate information.

D.           Updating and Verification of Beneficial Owner Information

1.      Euroclear will direct its Specialized Depositary to (a) transmit to Acupay via the Acupay System periodic position confirmations (of Euroclear’s aggregate settled position of the notes held through the Specialized Depositary’s account at the Depository Trust Company).  Therefore, the Specialized

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Depositary will transmit such reports by (i) 7:00 p.m. CDET/CET time on the tenth New York Business Day prior to a Payment Date (reporting Euroclear’s aggregate settled position as of 6:00 p.m. on such date); (ii) 7:00 p.m. CDET/CET time on the second New York Business Day prior to the Payment Date (reporting Euroclear’s aggregate settled position as of 6:00 p.m. CDET/CET time on such date) and (iii) 6:30 p.m. CDET/CET time on the New York Business Day preceding the Payment Date (reporting Euroclear’s aggregate settled position as of 6:00 p.m. CDET/CET time on such date), and (b) make elections via EDS/Tax Relief Service (as defined in Annex A) relaying the aggregate position of Euroclear participants for which tax relief has been requested through the Acupay System.  Such EDS/Tax Relief Elections must be made prior to 3:45 p.m. CDET/CET time on the Payment Date with respect to Beneficial Owner Information received prior to the Routine Certification Deadline or as agreed in accordance with paragraphs D.3 and D.4 of this Article I of this Annex B below.

2.      Beginning on the first New York Business Day following the issuance of the DACE Notice and continuing through to the Routine Certification Deadline, Acupay will utilize the Acupay Verification Procedures to attempt to identify any problems that may exist with Tax Certificates that have been received via the Acupay System and will seek to notify Euroclear and any affected Euroclear participants of any inconsistencies among these data, or erroneous or incomplete information provided with respect to such Euroclear participant’s position.  In case inconsistencies (including the failure to fax or send PDF copies of new or amended Tax Certificates) are not corrected by the Routine Certification Deadline, the entire coupon payment for any affected position will be made net of Spanish withholding tax.  Should, at that moment, the situation arise whereby the sum of the positions certified through the Acupay System by a Euroclear participant exceeds the total relevant positions held in that participant’s account at Euroclear, the entirety of such participant’s position held at Euroclear will be paid net of Spanish withholding taxes.

3.      At the Routine Certification Deadline, the Acupay System will be closed to Euroclear participants, unless the Specialized Depositary, Euroclear and Acupay jointly agree to allow Euroclear participants access to the Acupay System for exceptional late cancellations or late submissions of Tax Certificates.  At 7:00 p.m. CDET/CET on the New York Business Day preceding the Payment Date, Acupay will deliver to Euroclear the “Prior Night Coupon Planning Report”.  This report will indicate for each Note position held by Euroclear participants, the portion of such position which is planned for payment gross of Spanish withholding tax and the portion of such position which is planned for payment net of Spanish withholding tax.  The Prior Night Coupon Planning Report will also contain the calculated interest payment which would (based on the above conditions) be credited on the Payment Date (i) to each Euroclear participant, and (ii) to Euroclear in aggregate.

4.      Beginning at 9:00 a.m. New York time on the relevant Payment Date Acupay will perform a final review of each Euroclear participant’s Beneficial Owner Information, Euroclear positions and changes in Euroclear’s aggregate position since the Routine Certification Deadline, using the Acupay Verification Procedures.  Based on this final review, Acupay will seek to notify any affected Euroclear participant and Euroclear of any inconsistencies among these data, or erroneous or incomplete information provided with respect to such Euroclear participant’s position and may (but only as described above in paragraph D.3 of this Article I of this Annex B) accept revised Tax Certificates from Euroclear participants as necessary to correct such inconsistencies.  No changes to Beneficial Owner Information or Tax Certificates should occur.  However, in case of incomplete Beneficial Owner Information, errors in Tax Certificates, or the need to input new certificates after the Routine Certification Deadline the Specialized Depositary, Euroclear and Acupay may jointly agree to allow Euroclear participants with access to the Acupay System on an Payment Date for exceptional late (i) cancellations of previously submitted Tax Certificates and/or (ii) submissions of new Tax Certificates.  Such exceptional operations must be completed prior to 2:45 p.m. CDET/CET time on an Payment Date and must be accompanied, as necessary, by appropriate (x) position confirmations by the Specialized Depositary, (y) elections by the Specialized Depositary in EDS/Tax Relief Service as instructed by Euroclear, and (z) position confirmations by Euroclear.  In case inconsistencies (including the failure to fax or send PDF copies of new or amended Tax Certificates) are

3

not corrected by 3:45 p.m. CDET/CET time on a Payment Date, the entire coupon payment for any affected position will be made net of Spanish withholding tax.  Should, at that moment, the situation arise whereby the sum of the positions certified through the Acupay System by a Euroclear participant exceeds the total relevant positions held in that participant’s account at Euroclear, the entirety of such participant’s position held at Euroclear will be paid net of Spanish withholding taxes.  Should any additional tax relief be necessary at that moment in addition to tax relief granted during this Immediate Refund (aka “Relief at Source”) Procedure, requests for such additional relief may be made during the Quick Refund Procedures, as described below in Article II of this Annex B.

5.      At 4:15 p.m. CDET/CET time on a Payment Date, Acupay will deliver to Euroclear a Final Coupon Payment Report.  This report will contain, for the Note positions held by Euroclear participants (which are entitled to receive payment on the Payment Date), the portion of each such position which should be paid gross of Spanish withholding tax and the portion of each such position which should be paid net of Spanish withholding tax.  The Final Coupon Payment Report also contains the calculated interest payments which should (based on the above conditions) be credited on the Payment Date (i) to each such Euroclear participant, and (ii) to Euroclear in aggregate (from its Specialized Depositary).

E.           Interest Payments

1.      By 5:00 p.m. CDET/CET time on a Payment Date, Acupay will release to the issuer PDF copies of all Tax Certificates which have been properly verified and to the issuer and the Paying Agent the final Report to the Paying Agent (which will include the results of a calculation of the portion of the positions held via Euroclear which should be paid gross of Spanish withholding tax in accordance with the Tax Certifications received by Acupay and submitted to the issuer).  The issuer has authorized the Paying Agent to rely on the final Report to the Paying Agent in order to make the specified payments on each Payment Date.  However, the issuer may direct the Paying Agent to make interest payments on the notes in a manner different from that set forth in the final Report to the Paying Agent if the issuer determines that there are any inconsistencies with the Tax Certificates provided or any information set forth therein that is, to the issuer’s knowledge, inaccurate and provides notice of such determination in writing to the Paying Agent prior to 5:30 p.m. CDET/CET time on the relevant Payment Date.

2.      Acupay will forward original paper Tax Certificates it receives for receipt by the issuer no later than the 18th calendar day of the month immediately following each Payment Date.  Acupay shall maintain records of all Tax Certificates (and other information received through the Acupay System) for the longer of (x) five years from the date of delivery thereof or (y) five years following the final maturity or redemption of the notes, and shall, during such period, make copies of such records available to the issuer at all reasonable times upon request.  In the event that the issuer notifies Acupay in writing that it is the subject of a tax audit, Acupay shall maintain such duplicate backup copies until the relevant statute of limitations applicable to any tax year subject to audit expires.

3.      By 7:00 p.m. CDET/CET time on each Payment Date the Paying Agent will pay DTC the aggregate interest to be distributed on the notes on the Payment Date.  Such amount will include all amounts referred to in the final Report to the Paying Agent (which shall include all amounts embraced in the Final Coupon Payment Report).

4.      On each relevant Payment Date, Euroclear will credit interest payments to its participants in accordance with the Final Coupon Payment Report.

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ARTICLE II

Quick Refund Procedure

A.           Documentation Procedures.

1.      Beneficial Owners holding through a Qualified Institution that is a Euroclear participant.

(a)      Beginning at 6:00 a.m. CDET/CET time on the Business Day following each Payment Date until 5:00 p.m. CDET/CET time on the tenth calendar day of the month following the relevant Payment Date (or, if such day is not a Business Day, on the immediately preceding Business Day) (the “Quick Refund Deadline”), a Euroclear participant which (i) is a Qualified Institution, (ii) held notes entitled to the receipt of income on the Payment Date on behalf of Beneficial Owners entitled to exemption from Spanish withholding tax and (iii) which was paid net of Spanish withholding tax on any portion of such exempt holdings during the procedures set forth in Article I of this Annex B, may submit through the Acupay System new or amended Beneficial Owner Information with respect to such Beneficial Owners’ holdings.

(b)      After entry of Beneficial Owner Information into the Acupay System by such Euroclear participant, the Acupay System will produce completed Tax Certificates.  Such Euroclear participant will then be required to (i) print out, (ii) review, (iii) sign and (iv) fax or send by email a PDF copy of the duly signed Tax Certificates directly to Euroclear/Acupay for receipt no later than the Quick Refund Deadline.  Such Tax Certificates will be dated as of the relevant Payment Date.  The Euroclear participants must also send the original Tax Certificates to Acupay for receipt no later than the 15th calendar day of the month following the relevant Payment Date.

(c)      Acupay will then conduct the Acupay Verification Procedures with respect to the Beneficial Owner Information submitted by the Euroclear participants pursuant to this Article II by comparing such Beneficial Owner Information with the amount of notes entitled to the receipt of income on the Payment Date as reported to Acupay by (i) Euroclear, as having been held in such Euroclear participant’s account, (ii) the Specialized Depositary as having been held on behalf of Euroclear, and (iii) DTC as having been held on behalf of the Specialized Depositary.  Until the Quick Refund Deadline, Euroclear participants may revise or resubmit Beneficial Owner Information in order to cure any inconsistency detected.

2.           Beneficial Owners holding through a Euroclear participant that is not a Qualified Institution.

(a)      Beneficial Owners entitled to receive interest payments or OID income in respect of the notes gross of any Spanish withholding taxes but who have been paid net of Spanish withholding taxes as a result of holding interests in the notes through Euroclear participants who are not Qualified Institutions will be entitled to utilize the following Quick Refund Procedure.

(b)      Such Beneficial Owners may request from the issuer the reimbursement of the amount withheld by providing Acupay, as an agent of the issuer, with documentation to confirm their securities entitlement in respect of the notes.  Such documentation must include statements from the relevant Euroclear participant setting forth (x) such Euroclear participant’s aggregate Note entitlement held through Euroclear; (y) the portion of such entitlement that was paid net and gross of Spanish withholding taxes; together with (z) an accounting record of the portion of such entitlement and payments that were attributable to the Beneficial Owner.  Such Beneficial Owners must also procure a Government Tax Residence Certificate (which will generally be valid for a period of one year after its date of issuance) which together with the above-referenced information regarding the Note entitlements must be submitted to Acupay on behalf of the issuer no later than the Quick Refund Deadline.  The Euroclear participants must also send the original Government Tax Residence Certificates to Acupay for receipt no later than the 15th calendar day of the month following the relevant Payment Date.

5

3.      Early Redemption of the Notes.

In the case of early redemption, Quick Refund Procedures substantially similar to those procedures set forth in this Article II of Annex B will be made available to Beneficial Owners.  Detailed descriptions of such Quick Refund Procedures will be available upon request from Acupay in the event of such early redemption.

B.           Payment Procedures

1.      Upon receipt of the relevant Tax Certificates and Government Tax Residence Certificates together with related documentation (if any) from Acupay pursuant to the procedures in paragraph A of this Article II, the issuer will review such certificates together with related documentation (if any) and confirm the approved certification requests and related payment instructions no later than the 18th calendar day of the month following the relevant Payment Date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day).  Acupay will forward original paper tax certificates it receives for receipt by the issuer no later than the 18th calendar day of the first month following each Payment Date.

2.      On the 19th calendar day of the month following the relevant Payment Date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day), the issuer will instruct the Paying Agent to make payments of the amounts arising out of these Quick Refund Procedures, and within one New York Business Day of such date the Paying Agent will transfer such payments to Euroclear for further credit to the respective Euroclear participants for the benefit of the relevant Beneficial Owners.

6

ANNEX C

FORMS OF REQUIRED SPANISH WITHHOLDING TAX DOCUMENTATION AND
PROCEDURES FOR DIRECT REFUNDS FROM SPANISH TAX AUTHORITIES

Capitalized terms used but not otherwise defined in this Annex C shall have the meaning ascribed to them in the prospectus.

ARTICLE I

Documentation Required by Spanish Tax Law Pursuant to the Relief at Source Procedure

1.      If the holder of a Note is not resident in Spain for tax purposes and acts for its own account and is a Qualified Institution, the entity in question must certify its name and tax residency substantially in the manner provided in Exhibit I to this Annex C.

2.      In the case of transactions in which a Qualified Institution which is a holder of notes acts as intermediary, the entity in question must, in accordance with the information contained in its own records, certify the name and country of tax residency of each Beneficial Owner not resident in Spain for tax purposes as of each date on which interest is payable (each such date, a “Payment Date”) substantially in the form provided in Exhibit II to this Annex C.

3.      In the case of transactions which are channeled through a securities clearing and deposit entity recognized for these purposes by Spanish law or by the law of another OECD member country, the entity in question (i.e., the clearing system participant) must, in accordance with the information contained in its own records, certify the name and country of tax residency of each Beneficial Owner not resident in Spain for tax purposes as of the Payment Date substantially in the form provided in Exhibit II to this Annex C.

4.      If the Beneficial Owner is resident in Spain for tax purposes and is subject to the Spanish Corporate Income Tax, the entities listed in paragraphs 2 or 3 above (such as DTC participants or Euroclear participants which are Qualified Institutions) must submit a certification specifying the name, address, Tax Identification Number, the CUSIP or ISIN code of the notes, the beneficial interest in the principal amount of notes held at each Payment Date, gross income and amount withheld, substantially in the form set out in Exhibit III to this Annex C.

5.      In the case of Beneficial Owners who do not hold their interests in the notes through Qualified Institutions or whose holdings are not channeled through a securities clearing and deposit entity recognized for these purposes by Spanish law or by the law of another OECD member country, the Beneficial Owner must submit (i) proof of beneficial ownership and (ii) a Government Tax Residency Certificate.

1

ARTICLE II

Direct Refund from Spanish Tax Authorities Procedure

1.      Beneficial Owners entitled to exemption from Spanish withholding tax who have not timely followed either the Immediate Refund (aka “Relief at Source”) Procedure set forth in Article I of Annex A or Article I of Annex B to this prospectus or the “Quick Refund Procedures” set forth in Article II of Annex A or Article II of Annex B to this prospectus, and therefore have been subject to Spanish withholding tax, may request a full refund of the amount that has been withheld directly from the Spanish tax authorities.

2.      Beneficial Owners have up to the time period allowed pursuant to Spanish law (currently, a maximum of four years as of the relevant Payment Date) to claim the amount withheld from the Spanish Treasury by filing with the Spanish tax authorities, among other documents (i) the relevant Spanish tax form, (ii) proof of beneficial ownership and (iii) a Government Tax Residency Certificate (from the IRS in the case of U.S. resident Beneficial Owners).

2

EXHIBIT I

[Form of Exhibit subject to change; English translation provided for informational purposes only]

Modelo de certificación en inversiones por cuenta propia
Form of Certificate for Own Account Investments

(nombre) (name)

(domicilio) (address)

(NIF) (tax identification number)

(en calidad de), en nombre y representación de la Entidad abajo señalada a los efectos previstos en el artículo 44.2.a) del Real Decreto 1065/2007,
(function), in the name and on behalf of the Entity indicated below, for the purposes of article 44.2.a) of Royal Decree 1065/2007,

CERTIFICO:
I CERTIFY:

1.           Que el nombre o razón social de la Entidad que represento es:
that the name of the Entity I represent is:

2.           Que su residencia fiscal es la siguiente:
that its residence for tax purposes is:

3.           Que la Entidad que represento está inscrita en el Registro de that the institution I represent is recorded in the Register of

(país, estado, ciudad), con el número
(country, state, city), under number

4.           Que la Entidad que represento está sometida a la supervisión de (Órgano supervisor)
that the institution I represent is supervised by (Supervision body)
en virtud de (normativa que lo regula)
under (governing rules).

Todo ello en relación con:
All the above in relation to:

Identificación de los valores poseidos por cuenta propia
Identification of securities held on own account:

Importe de los rendimientos
Amount of income

Lo que certifico en                  a                      de                       de 20
I certify the above in [location] on the [day] of [month] of [year]

Exh I-1

EXHIBIT II

[Form of Exhibit subject to change; English translation provided for informational purposes only]

Modelo de certificación en inversiones por cuenta ajena
Form of Certificate for Third Party Investments

(nombre) (name)

(domicilio) (address)

(NIF) (tax identification number)

(en calidad de), en nombre y representación de la Entidad abajo señalada a los efectos previstos en el artículo 44.2.b) y c) del Real Decreto 1065/2007,
(function), in the name and on behalf of the Entity indicated below, for the purposes of article 44.2.b) and c) of Royal Decree 1065/2007,

CERTIFICO:
I CERTIFY:

1.           Que el nombre o razón social de la Entidad que represento es:
that the name of the Entity I represent is:

2.           Que su residencia fiscal es la siguiente:
that its residence for tax purposes is:

3.           Que la Entidad que represento está inscrita en el Registro de that the institution I represent is recorded in the Register of

(país, estado, ciudad), con el número
(country, state, city), under number

4.           Que la Entidad que represento está sometida a la supervisión de (Órgano supervisor)
that the institution I represent is supervised by (Supervision body)
en virtud de (normativa que lo regula)
under (governing rules).

5.           Que, de acuerdo con los Registros de la Entidad que represento, la relación de titulares adjunta a la presente certificación, comprensiva del nombre de cada uno de los titulares no residentes, su país de residencia y el importe de los correspondientes rendimientos, es exacta, y no incluye personas o entidades residentes en España ~~o en los países o territorios que tienen en España la consideración de paraíso fiscal de acuerdo con las normas reglamentarias en vigor~~.1
That, according to the records of the Entity I represent, the list of beneficial owners attached hereto, including the names of all the non-Spanish resident Beneficial Owners, their country of residence and the relevant income is accurate, and does not include person(s) or institution(s) resident ~~either~~ in Spain ~~or in tax haven countries or territories as defined under Spanish applicable regulations~~.2

Lo que certifico en                      a                  de                       de 20
I certify the above in [location] on the [day] of [month] of [year]

1 Derogado en virtud de lo previsto en el artículo 4 y la Disposición Derogatoria Única del Real Decreto – ley 2/2008, de 21 de abril, de medidas de impulso a la actividad económica.

2 Abolished by virtue of article 4 and Repealing Disposition of Royal Decree Law 2/2008 of 21 April on measures to promote economic activity.

Exh II-1

RELACIÓN ADJUNTA A CUMPLIMENTAR:
TO BE ATTACHED:

Identificación de los valores:
Identification of the securities

Listado de titulares:
List of beneficial owners:

Nombre/País de residencia/Importe de los rendimientos
Name/Country of residence/Amount of income

Exh II-2

EXHIBIT III

[Form of Exhibit subject to change; English translation provided for informational purposes only]

Modelo de certificación para hacer efectiva la exclusión de retención a los sujetos pasivos del Impuesto sobre Sociedades y a los establecimientos permanentes sujetos pasivos del Impuesto sobre la Renta de no Residentes
Form of Certificate for application of the exemption from withholding to Spanish Corporate Income Tax taxpayers and to permanent establishments of Non-Resident Income Tax taxpayers

(nombre) (name)

(domicilio) (address)

(NIF) (tax identification number)

(en calidad de), en nombre y representación de la Entidad abajo señalada a los efectos previstos en el artículo 59.s) del Real Decreto 1777/2004,
(function), in the name and on behalf of the Entity indicated below, for the purposes of article 59.s) of Royal Decree 1777/2004,

CERTIFICO:
I CERTIFY:

1.           Que el nombre o razón social de la Entidad que represento es:
that the name of the Entity I represent is:

2.           Que su residencia fiscal es la siguiente:
that its residence for tax purposes is:

3.           Que la Entidad que represento está inscrita en el Registro de that the institution I represent is recorded in the Register of
(país, estado, ciudad), con el número
(country, state, city), under number

4.           Que la Entidad que represento está sometida a la supervisión de (Órgano supervisor)
that the institution I represent is supervised by (Supervision body)
en virtud de (normativa que lo regula)
under (governing rules).

5.           Que, a través de la Entidad que represento, los titulares incluidos en la relación adjunta, sujetos pasivos del Impuesto sobre Sociedades y establecimientos permanentes en España de sujetos pasivos del Impuesto sobre la Renta de no Residentes, son perceptores de los rendimientos indicados.
That, through the Entity I represent, the list of beneficial owners hereby attached, are Spanish Corporate Income Tax taxpayers and permanent establishments in Spain of Non-Resident Income Tax taxpayers, and are recipients of the referred income.

6.           Que la Entidad que represento conserva, a disposición del emisor, fotocopia de la tarjeta acreditativa del número de identificación fiscal de los titulares incluidos en la relación.
That the Entity I represent keeps, at the disposal of the issuer, a photocopy of the card evidencing the Fiscal Identification Number of the beneficial owners included in the attached list.

Lo que certifico en                a                    de                  de 20
I certify the above in [location] on the [day] of [month] of [year]

RELACIÓN ADJUNTA:
TO BE ATTACHED:

Identificación de los valores:
Identification of the securities

Razón social/Domicilio/Número de identificación fiscal/Número de valores/Rendimientos brutos/
Retención al 19%
Name/Domicile/Fiscal Identification Number/Number of securities/Gross income/Amount withheld at 19%.

ANNEX D

Form of Letter of Appointment

I, [          ], [title] of Santander US Debt, S.A. Unipersonal (the Issuer), pursuant to Section 2(c) of the  Tax Certification Agency Agreement dated March 29, 2011 (the Agreement) among the Issuer, Banco Santander, S.A. (the Guarantor) and Acupay System LLC, as tax certification agent (the Tax Certification Agent), certify that there is hereby established [     ] series of [    ] [notes] (the Notes) to be issued in an aggregate principal amount of $[    ] [to be delivered under the indenture dated March 29, 2011 among the Issuer, the Guarantor and The Bank of New York Mellon, as Trustee and Paying Agent (the Indenture), and hereby request that the Tax Certification Agent accept its appointment with respect to such Notes on the terms set forth in the Agreement for the following periods and in accordance with the following conditions:

Aggregate Principal Amount:	[ Notes: $[ ]] [ Notes: $[ ]]
Issue Date:	[ ]
Maturity Date:	[ Notes: ,] [ Notes: ,]
Interest Payment Dates:	[Each [ ] until the Maturity Date, starting on [ ], ]
Notes:
CUSIP:	[ ]
ISIN:	[ ]
Period of Appointment:
[From [                                      , ] until the earlier of [       , ] and the date on which no Note remains outstanding provided that the reporting and support services to be provided by the Tax Certification Agent will continue to be delivered until the earlier of [January 31,] and January 31 of the year following that on which the last Note ceases to be outstanding as the Tax Certification Agent will be responsible for supplying the Issuer’s and the Guarantor’s tax experts with all reasonable support (including all appropriate computerized data files) to permit the Issuer or the Guarantor, as the case may be, to make its annual information returns with respect to Payments on the Notes as such annual returns must be submitted to the Spanish tax authorities during the month of January of each year with respect to

D-1

Payments made during the previous calendar year.]
Issue Acceptance and Set Up Fee:	€[ ]
Fee schedule used:	[Fee schedule 2011.1] [If any other fee schedule specify here]
Any agreed fee variations:	[None][specify here]
Agreed procedures:
 [Attach relevant annexes] [Attached are: Annex A (Spanish Withholding Tax Documentation Procedures for Notes Held through an Account at DTC), Annex B (Spanish Withholding Tax Documentation Procedures for Notes Held through an Account at Euroclear) and Annex C (Forms of Required Spanish Withholding Tax Documentation and Procedures For Direct Refunds From Spanish Tax Authorities).]

IN WITNESS WHEREOF, I have executed this Letter of Appointment as of the [          ] day of [         ], [   ].

_________________________

Name:

Title:

IN WITNESS WHEREOF, the Tax Certification Agent hereby accepts its appointment with respect to the Notes under this Letter of Appointment as of the [        ] day of [        ], [     ].

_________________________

Name:

Title:

D-2